Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES POSITIVE THIRD QUARTER NET INCOME
AND PARTIAL REPURCHASE OF EXCESS CAPITAL STOCK

PITTSBURGH, October 28, 2010 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for third quarter 2010. The Bank recorded net income of $45.1 million for the quarter, exceeded all regulatory capital requirements at September 30, 2010, and will repurchase approximately $200 million in excess capital stock on October 29, 2010.

Operating Results
For the third quarter of 2010, the Bank recorded net income of $45.1 million compared to a net loss of $(40.4) million in third quarter 2009. This improvement was driven by lower other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (MBS) portfolio and gains of $8.4 million on the sale of available-for-sale securities in the private-label MBS portfolio. OTTI credit losses were $(7.0) million for third quarter 2010 compared to $(93.3) million for third quarter 2009.

For the nine months ended September 30, 2010, the Bank recorded a net loss of $(13.2) million compared to a net loss of $(31.9) million for the same prior-year period primarily due to lower OTTI credit losses year-over-year. OTTI credit losses were $(145.3) million for the nine months ended September 30, 2010 compared to $(163.1) million for the same period in 2009.

The credit portion of the Bank’s OTTI losses is based on projected losses on the collateral underlying certain of the Bank’s private-label residential MBS. Each quarter, working with the FHLBank System OTTI Governance Committee, the Bank updates its OTTI analysis to reflect loan performance and current housing market assumptions in its collateral loss projection models, which generate the forecasted losses. These assumptions include continued high unemployment, ongoing pressure on housing prices and limited refinancing opportunities for borrowers whose houses are now worth less than the balance of their mortgages.

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601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Third Quarter Results – page two

The Bank continues to actively monitor the credit quality of its private-label MBS. The magnitude of additional OTTI charges in future periods depends on the actual performance of the underlying loan collateral as well as the Bank’s future modeling assumptions. Many factors could influence the Bank’s future modeling assumptions including economic, financial market and housing market conditions. If performance of the underlying loan collateral deteriorates and/or the Bank’s modeling assumptions become more pessimistic, the Bank could experience further losses on the portfolio.

The vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

Balance Sheet Highlights
Advances totaled $31.6 billion at September 30, 2010, a decrease of $9.6 billion, or 23.3%, from a balance of $41.2 billion at December 31, 2009. Demand for advances has continued to decline primarily due to higher levels of member deposits and low member demand. At September 30, 2010, total assets were $55.1 billion, a decrease of $10.2 billion, or 15.5%, from a balance of $65.3 billion at December 31, 2009. Total capital at September 30, 2010 was $4.3 billion, an increase of $550.6 million, or 14.8%, from $3.7 billion at December 31, 2009. The portion of OTTI losses previously reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved from $(691.5) million at December 31, 2009 to $(257.4) million at September 30, 2010. This improvement was due to paydowns and price appreciation in the private-label MBS as well as the reclassification of certain noncredit losses to credit losses during the first nine months of 2010. Retained earnings at September 30, 2010 were $375.8 million, down $13.2 million from $389.0 million at December 31, 2009. At September 30, 2010, the Bank had regulatory capital of $4.6 billion and exceeded all regulatory capital requirements.

The Bank will repurchase approximately $200 million in excess capital stock tomorrow, October 29, 2010. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding. Decisions regarding any future repurchases of excess capital stock will be made on a quarterly basis.

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FHLBank Pittsburgh Reports Third Quarter Results – page three

On December 23, 2008, the Bank’s management and Board of Directors announced the suspension of both dividend payments and the repurchase of excess capital stock until such time as it becomes prudent to reinstate either or both. While the repurchase of excess capital stock suspension has been partially lifted for this quarter with the limited repurchase on October 29, 2010, the dividend suspension remains in effect and, therefore, no dividends were declared or paid in the first nine months of 2010. The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding the third quarter and year-to-date September 30, 2010 results will be available in the Bank’s third quarter 2010 Form 10-Q filing, which the Bank anticipates filing on or before November 9, 2010. Detailed financial information regarding 2009 is available in the 2009 Form 10-K, which can be accessed through the Bank’s web site at www.fhlb-pgh.com or on the SEC’s web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, 2010, it had 314 members in its district of Delaware, Pennsylvania and West Virginia and approximately $55 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, other than temporary impairment of investment securities, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products and consolidated obligations, general economic conditions (including effects on among other things, mortgage-backed securities), the level of the Bank’s retained earnings, applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock, the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), business and capital plan adjustments and amendments, legislative and regulatory actions or approvals, interest-rate volatility, our ability to appropriately manage our cost of funds and the cost-effectiveness of our funding, hedging and asset-liability management activities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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FHLBank Pittsburgh Reports Third Quarter Results – page four

Unaudited Condensed Statements of Condition and Operations
(in millions)

Statement of Condition	September 30, 2010	December 31, 2009
ASSETS:
Investments (1)	$18,298.7	$17,173.5
Advances	31,594.9	41,177.3
Mortgage loans held for portfolio, net	4,740.8	5,162.8
All other assets	505.1	1,777.3

Total assets	$55,139.5	$65,290.9

LIABILITIES:
Consolidated obligations, net	$48,653.1	$59,312.8
All other liabilities	2,222.7	2,265.0

Total liabilities	50,875.8	61,577.8
CAPITAL:
Total capital stock	4,146.8	4,018.0
Retained earnings	375.8	389.0
Accumulated other comprehensive loss	(258.9)	(693.9)

Total capital	4,263.7	3,713.1

Total liabilities and capital	$55,139.5	$65,290.9

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits and Federal funds sold.

	For the three months		For the nine months
	ended September 30,		ended September 30,
Statement of Operations	2010	2009	2010	2009
Total interest income	$245.4	$313.5	$736.8	$1,179.9
Total interest expense	194.8	246.0	568.1	980.1

Net interest income	50.6	67.5	168.7	199.8
Provision (benefit) for credit losses	(1.3)	1.4	(2.7)	2.9
Total OTTI losses	—	(190.5)	(22.6)	(975.5)
Portion of OTTI losses recognized in other comprehensive loss	(7.0)	97.2	(122.7)	812.4

Net OTTI losses	(7.0)	(93.3)	(145.3)	(163.1)
All other income (loss)	16.0	—	7.8	(19.0)
All other expense	15.8	16.2	47.1	46.7

Income (loss) before assessments	45.1	(43.4)	(13.2)	(31.9)
Affordable Housing Program	—	(0.9)	—	—
REFCORP	—	(2.1)	—	—

Total assessments	—	(3.0)	—	—

Net income (loss)	$45.1	$(40.4)	$(13.2)	$(31.9)